Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Seitel, Inc., on Form S-3 of our report dated March 9, 2005, on our audit of the consolidated financial statements and financial statement schedule of Seitel, Inc., as of December 31, 2004, and for the year then ended, which report is incorporated by reference in this Annual Report on Form 10-K.

/s/ BKD, LLP

Houston, Texas

May 11, 2005